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                     October 19, 2021

       Daniel J. Schuller
       Chief Financial Officer
       Essential Utilities, Inc.
       762 W. Lancaster Avenue
       Pryn Mawr, Pennsylvania 09101

                                                        Re: Essential
Utilities, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Form 8-K filed
February 25, 2021
                                                            File No. 001-06659

       Dear Mr. Schuller:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation